Exhibit 18

February 23, 2018

Waddell & Reed Financial, Inc.

Overland Park, Kansas

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Waddell & Reed Financial, Inc. (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income,  comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and have reported thereon under date of February 23, 2018. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2017. As stated in Note 1 to those financial statements, the Company changed its method of accounting for pension plan benefits to immediately recognize all actuarial gains and losses in net periodic pension cost in the year in which the gains and losses occur, noting that it is generally preferable to accelerate the recognition of gains and losses into income rather than to delay such recognition. Note 1 also states that the newly adopted accounting principle is intended to improve transparency of the Company’s underlying financial performance by recognizing the effects of current economic and interest rate trends on assumptions used to measure plan obligations and assets. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP